Exhibit 99.1

Omega Protein Reports 2010 Third Quarter Results

HOUSTON, November 4, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $7.0 million ($0.37 per share) for the third quarter of 2010, compared with net loss of $2.8 million ($0.15 per share) for the third quarter of the previous year.

Revenues for the quarter ended September 30, 2010 were $56.0 million compared with revenues of $49.9 million for the comparable quarter in 2009. Omega Protein recorded operating income of $11.9 million for the third quarter of 2010, versus operating loss of $2.2 million for the third quarter of 2009.

The Company’s 2010 third quarter results, in comparison to the third quarter of 2009, primarily reflect increased fish meal and fish oil sales pricing of 56% and 33%, respectively, offset by decreased fish meal and fish oil sales volumes of 27% and 17%, respectively. The increased fish meal sales pricing coincides with limited global availability of fish meal experienced during the majority of 2010. The decreased fish meal sales volume was the result of decreased production and inventory due to restricted fishing grounds from the Gulf of Mexico oil spill disaster.

For the nine months ended September 30, 2010, the Company recognized revenues of $124.6 million, compared with $121.8 million in revenues for the first nine months of 2009. Omega Protein recorded operating income of $17.9 million for the nine months ended September 30, 2010, versus operating loss of $1.9 million for the comparable period a year earlier. The Company had net income of $9.9 million ($0.53 per share) for the nine months ended September 30, 2010, compared with net loss of $4.0 million ($0.21 per share) for the nine months ended September 30, 2009.

For the three and nine months ended September 30, 2010, federal and state closures of fishing grounds resulting from the Deepwater Horizon oil spill affected the Company’s ability to operate its Gulf of Mexico fishing fleet resulting in decreased fish catch due to the closures and increased cost due to the repositioning and staging of its fleet at other locations. The decrease in fish catch reduced the Company’s volume of inventory available to sell which may reduce its sales volumes and revenues for the fourth quarter of 2010 and possibly into 2011. As a result of the decreased volume of inventory, the Company may make purchases of additional tons of fish meal and fish oil based upon the Company’s available inventory, customer demand and prevailing market conditions. The decrease in fish catch and additional costs incurred also increased the Company’s cost per unit of production to record highs which will partially offset its gross profit percentage as 2010 inventory is sold.

During the three months ended September 30, 2010, the Company received an emergency payment from the Gulf Coast Recovery Facility (GCCF) of $7.3 million, of which $0.6 million was included as proceeds resulting from the Deepwater Horizon oil spill disaster in its results of operations. The majority of the first emergency payment was credited to the unallocated inventory cost pool as of September 30, 2010. In October 2010, the Company received a second emergency payment from the GCCF of $11.4 million, net of fees and expenses. The second emergency payment was included to project the Company’s 2010 cost per unit of production, along with projected production and costs for the remainder of the fishing season, as of September 30, 2010, but was not recognized as a receivable or in the unallocated inventory cost pool. Because both of these payments were included in the projected cost per unit of production calculation for the 2010 fishing season, cost of sales was partially reduced by 13%, or $7.2 million, for the quarter ended September 30, 2010 and will continue to be partially reduced through June 30, 2011. Despite the aforementioned partial reduction, cost per unit of production for the 2010 fishing season is the highest in the Company’s history due to the effect of the closure of its fishing grounds related to the Gulf of Mexico oil spill disaster.

During the nine months ended September 30, 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Excluding this grant from the results of operations, the Company’s net loss for the nine months ended September 30, 2009 would have been approximately $5.8 million ($0.31 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (5) the impact of the uncertain economic conditions, both in the United States and globally; (6) the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (7) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico; (8) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery; (9) customer perceptions about marine products from the Gulf of Mexico or the United States due to concerns about contamination or availability; and (10) the amount, if any, of future reimbursements from BP or the GCCF for damages caused by the Deepwater Horizon oil spill that is ultimately received by the Company. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Revenues	$56,014	$49,940	$124,571	$121,848

Cost of sales	40,742	48,678	94,461	115,267

Gross profit	15,272	1,262	30,110	6,581

Selling, general and administrative expense	3,603	3,041	10,825	9,554

Research and development expense	415	365	1,349	1,047

Proceeds resulting from Gulf of Mexico oil spill disaster	(587)	—	—	—

(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	(15)	99	19	(2,166)

Operating income (loss)	11,856	(2,243)	17,917	(1,854)

Interest income (expense), net	(654)	(2,233)	(1,906)	(3,878)

Other income (expense), net	(143)	(82)	(321)	(296)

Income (loss) before income taxes	11,059	(4,558)	15,690	(6,028)

Provision (benefit) for income taxes	4,089	(1,738)	5,758	(2,015)

Net income (loss)	$6,970	$(2,820)	$9,932	$(4,013)

Basic earnings (loss) per share	$0.37	$(0.15)	$0.53	$(0.21)

Weighted average common shares outstanding	18,819	18,712	18,792	18,712

Diluted earnings (loss) per share	$0.37	$(0.15)	$0.53	$(0.21)

Weighted average common shares and potential common share equivalents outstanding	18,929	18,712	18,852	18,712

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2010	December 31, 2009
	(in thousands, except per share amounts)
ASSETS
Current assets	$117,152	$83,889
Property and equipment, net	111,012	110,625
Other assets	2,918	3,530

Total assets	$231,082	$198,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,359	$22,093
Long-term debt, less current maturities	31,075	23,540
Capital lease obligation, net of current portion	943	1,265
Deferred tax liability, net of current portion	11,995	4,540
Pension liabilities, net and other	8,107	9,580
Stockholders’ equity	148,603	137,026

Total liabilities and stockholders’ equity	$231,082	$198,044

Book value per share outstanding	$7.90	$7.32

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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